Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on [                           ] and effective as of February 1, 2014, by and between Freedom Petroleum, Inc., a Nevada corporation (the “Company”), with an address at Office 15, Suite 1400, 650 Poydras St., New Orleans, LA 70130 and Anton Lin, (the “Employee”), with an address at [                                     ].

RECITALS

WHEREAS, the Company desires to employ the Employee from the date set forth above (the “Effective Date”) until expiration of the term of this Agreement, and Employee is willing to be employed by the Company during that period, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereto intend to be legally bound and agree as follows:

1.	Duties

During the term of this Agreement, Employee will be employed by the Company to serve as the Chairman of the Board, Chief Executive Officer (“CEO”) and President of the Company.  The Employee will devote such amount of his business time to the conduct of the business of the Company as may be reasonably required to effectively discharge Employee’s duties under this Agreement and, subject to the supervision and direction of the Company’s Board of Directors (the “Board”).  As Chairman, CEO and President Employee shall be principally responsible for making and implementing the strategic goals and objectives of the organization and such other duties as are customary for a Chairman, CEO and President to similarly situated companies. Notwithstanding the foregoing, nothing in this Agreement is to be construed as prohibiting Employee from continuing to serve as a director of other entities whether or not for profit, so long as his/her service as such does not substantially prevent or prohibit Employee from effectively discharging his/her duties hereunder and such positions are disclosed to the Board.

2.	Term of Employment

2.1  Definitions. For purposes of this Agreement the following terms have the following meanings:

(a)
“Termination for Cause” means termination by Company of Employee’s employment: (i) by reason of Employee’s willful fraud upon, or deliberate injury or attempted injury to, the Company; (ii) by reason of Employee’s gross negligence or intentional misconduct with respect to the performance of Employee’s duties under this Agreement; or, (iii) by reason of Employee’s material breach of this  Agreement; provided, however, that no such termination under subsection (iii) will be deemed to be a Termination for Cause unless the Company has provided Employee with written notice of what the Company reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions during the thirty (30) day period following receipt of such written notice.

(b)	“Termination Other than For Cause” means termination by the Company of Employee’s employment by the Company for reasons other than those that constitute Termination for Cause.

(c)
“Voluntary Termination” means termination by the Employee of the Employee’s employment with the Company, excluding termination by reason of Employee’s death or disability as described in Sections 2.6 and 2.7.

2.2  Basic Term.  The term of employment of Employee by the Company (the “Term”) will commence on the Effective Date and will extend automatically each year, ending upon the occurrence of a termination event as defined and  set forth in Section 2 (the “Termination Date”).

2.3  Termination for Cause.  Termination for Cause may be effected by the Company at any time during the term of this Agreement and may be effected by written notification to Employee.  Notwithstanding the foregoing, no Termination for Cause based on Employee’s material breach of this Agreement will be effective unless Employee has been provided with the prior written notice and opportunity for remedial action described in Section 2.1(a).  Upon Termination for Cause, Employee is to be immediately paid all accrued salary, bonuses, incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, which will be paid in accordance with the applicable plan, and accrued vacation pay, all to the date of termination.

2.4  Termination Other Than for Cause.  Notwithstanding other terms in this Agreement, the Board may effect a Termination Other Than for Cause at any time upon giving written notice to Employee of such Termination Other Than for Cause.  Such Termination shall be effective upon issuance of the written notice.  Upon any Termination Other Than for Cause, Employee will immediately be paid all accrued salary, bonuses, all incentive compensation to the extent earned, severance compensation as provided in Section 4, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan) and accrued vacation pay, all to the date of termination.

2.5  Termination Due to Disability.  In the event that, during the term of this Agreement, Employee should, in the reasonable judgment of the Board, fail to perform Employee’s duties under this Agreement because of illness or physical or mental incapacity (all together, “Disability”), and such Disability continues for a period of more than six (6) consecutive months, Company will have the right to terminate Employee’s employment under this Agreement by written notification to Employee and payment to Employee of all accrued salary, bonuses and incentive compensation to the extent earned, severance compensation as provided in Section 4, vested  deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in  accordance with the applicable plan) and all accrued vacation pay, all to the date of termination.  Any determination by the Board with respect to Employee’s Disability must be based on the determination of a competent medical authority or authorities (“Determination”), a copy of the Determination must be delivered to the Employee at the time it is delivered to the Board.  In the event the Employee disagrees with the Determination, Employee will have the right to submit to the Board a determination by a competent medical authority or authorities of Employee’s own choosing to the effect that the Determination is incorrect and that Employee is capable of performing Employee’s duties under this Agreement. If, upon receipt of the determination by a competent medical authority or authorities of Employee’s own choosing, the Board wishes to continue to seek to terminate this Agreement under the provisions of this section, the parties will submit the issue of Employee’s Disability to arbitration in accordance with the provisions of this Agreement.

2.6  Death.  In the event of Employee’s death during the term of this Agreement, Employee’s employment is to be deemed to have terminated as of the last day of the month during which Employee’s death occurred, and Company will pay to Employee’s estate accrued salary, bonuses, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan) and accrued vacation pay, all to the date of termination.

2.7  Voluntary Termination.  In the event of Voluntary Termination, the Company will immediately pay to Employee all accrued salary, bonuses, all incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan) and accrued vacation pay, all to the date of termination, but Employee will not be paid any severance compensation.

3.	Salary, Benefits and Other Compensation

3.1  Base Salary.

(a)
As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Company agrees to pay to Employee a base salary of $120,000 per year, payable in equal monthly installments (“Base Salary”).

(b)
At any time, the Board may increase, and not reduce, the Base Salary payable under this Agreement, and an increase in the Base Salary shall become effective at the time indicated by the Board without the need for an amendment to this Agreement. The Board authorizes the management of the Company to increase the Base Salary up to twenty-five percent (25%) per year based on the evaluation of the performance of the Employee, it being understood and agreed however, that the Board is not required to increase the Base Salary to such, or any other amount, contemplated herein. Additionally, Employee maintains the right to defer all or any portion of the Base Salary; provided that any such deferred salary shall accrue as if actually paid and all such deferred salary shall be deemed to be accrued salary as contemplated in Sections 2.3 through 2.7, and therefore payable upon termination for any reason (“Accrual Salary Basis”). The payment of the Base Salary shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Employee’s Base Salary.

3.2  Initial Stock Issuance.  Upon the execution of this Agreement, the Employee shall be issued 500,000 shares of common stock of the Company.

3.3  Annual Bonus and Stock Options.  In the sole discretion of the Board, the Employee will be eligible to receive an annual bonus and stock options in addition to the Base Salary. Employee shall be entitled to receive an annual bonus (“Bonus”) in such amounts as shall be determined by the Board in its sole discretion following the end of each fiscal year of the Company.  In addition, Employee shall receive one (1) million shares of the Company’s common stock on each annual anniversary of the Effective Date, provided that the Employee’s rights with respect to any issuance or grant shall be determined solely by the Board.  Such stock shall be fully earned and vested upon the date of issuance, which shall be no later than the third business day after the relevant anniversary date, and have a term of ten (10) years beginning upon the date of issuance.

3.4  Withholding of Taxes.  The Employee understands that the services to be rendered by Employee under this Agreement will cause the Employee to recognize taxable income, which is considered under the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder, as compensation income subject to the withholding of income tax (and Social Security or other employment taxes).  The Employee hereby consents to the withholding of such taxes as are required by the Company.

3.5  Vacation and Leave.  During the term of this Agreement, Employee will be entitled to three (3) weeks paid vacation time per year.  To the extent that Employee does not use the full three (3) weeks of vacation time in any given year, Employee may accrue and carry forward such unused time up to a maximum accrual of twelve (12) weeks. In addition to vacation, Employee shall be entitled to personal and/or sick leave based upon company policies in effect, but in any event, Employee shall at least be entitled to a total of six (6) days per year as personal and/or sick leave.

3.6  Expenses. During the term of this Agreement, Company shall pay or reimburse Employee for Employee’s reasonable out-of-pocket expenses incurred in connection with Company’s business, including travel expenses, food and lodging while away from home, upon submission of appropriate documentation by Employee. Expenses will be reimbursed on a monthly basis, subject to such policies as Company may from time to time reasonably establish for its employees.

3.7. Deferment.  Notwithstanding anything contained herein to the contrary, Employee agrees and acknowledges that because the Company is not currently cash flow positive, all salaries due and owing to him under this Agreement will only be paid to him from funds received in future financings or when the Company is otherwise cash flow positive, if those funds are available.  If the funds are not available by the end of each year of the Term, Employee agrees to accept like payment of his annual Base Salary in stock options at the fair market value at the time of issuance.

4.	Severance Compensation

4.1  Termination; Payment in Lieu of Notice. In the event Employee’s employment is terminated for any reason, other than For Cause or as a result of Employee Voluntary Termination, Employee will be paid as severance pay: (i) all accrued salary, bonuses,  incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, which will be paid in accordance with the applicable plan, and accrued vacation pay, all to the date of termination; and, (ii) Employee’s Base Salary, as defined in Section 3.1, for the period commencing on the date that Employee’s employment is terminated and ending on the date that is twelve (12) months from the date of termination.

4.2  Termination for Disability.  In the event Employee’s employment is terminated because of Disability pursuant to Section 2.5, Employee will be paid as severance pay Employee’s Base Salary, as defined in Section 3.1, for the period commencing on the date that Employee’s employment is terminated and ending on the date that is twelve (12) months thereafter.

4.3  Change in Control.  In the event that Employee’s employment is terminated because of a change in control (as defined herein) of the Company prior to the Termination Date, Employee will be paid as severance pay: (i) all accrued salary, bonuses, incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, which will be paid in accordance with the applicable plan, and accrued vacation pay, all to the date of termination; and, (ii) a Base Salary, as defined in Section 3.1, for the period commencing on the date that Employee’s employment is terminated and ending on the date that is twenty-four (24) months thereafter; provided, however, that Employee must remain available as a consultant to the Company during such twenty-four (24) months and devote a substantial amount of his professional time to the Company.  For purposes of this Agreement, a “change in control” shall be defined as either: (a) the sale of more than fifty percent (50%) of the Company’s outstanding capital stock, other than in connection with an underwritten public offering of the Company’s securities or a merger (or similar transaction) in which the Company is not the surviving entity or following which the Company’s shareholders immediately prior to such transaction no longer control a majority of the Company’s voting stock; or, (b) a change in the membership of the Board such that Employee is no longer Chairman.

5.	Confidentiality and Noncompetition

5.1  Confidentiality.  Through Employee’s employment by the Company, Employee will have access to Confidential Information, hereinafter defined, about the Company and its activities as well as methods of doing business. During and after the termination of Employee’s employment by the Company, Employee may not directly or indirectly disclose or use any such Confidential Information; provided, that Employee will not incur any liability for disclosure of information that: (a) is required in the course of Employee’s employment by the Company; (b) was permitted in writing by the Board; or, (c) is within the public domain or comes within the public domain without any breach of this Agreement. “Confidential Information” means information disclosed to Employee or known by Employee (including information conceived, originated, discovered, or developed in whole or in part by Employee), about the Company and/or the Company’s business, products, processes, and services, including but not limited to information relating to research, development, data, experimental work, innovations, ideas, improvements, concepts, inventions, computer programs, designs, engineering data, formulas, systems, intellectual property, sketches, blueprints, flow charts, technology, routines, algorithms, source and object codes, know-how, products and services under development, pricing and pricing strategies, business plans, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, information about partners, information related to contracts, customer lists, customer requirements, techniques, business methods or practices, operations, financial information, business forecasts, information related to computer hardware, software, operating systems or the like, training and training programs, prospective business opportunities, and any other information the Company is under an obligation to keep confidential.

5.2  Non-Competition and Non-Solicitation.  Employee recognizes the Company’s legitimate business interests and investment in research and development in the oil and gas sectors and acknowledges that certain restrictions applicable to Employee upon termination of employment are reasonable in order to protect the Company’s business interests. Accordingly, Employee agrees not to directly or indirectly engage in or own or control any interest in (except as a passive investor in publicly held companies and except for investments held at the date hereof) or act as an officer, director, or employee of or consultant or adviser to, any firm, corporation, or institution directly or indirectly in competition with or engaged in a business substantially similar to that of the Company for a period of six (6) months after the Termination Date within any state, region or locality in which the Company is conducting or contemplating doing business. Employee understands and agrees that direct competition means development, production, promotion, or sale of products or services competitive with those of Company.  Indirect competition means employment by any competitor or third party providing products competing with Company’s products, for which Employee will perform the same or similar function as he performs for Company. In addition, for a period of six (6) months after termination of Employee’s employment, Employee will not induce or attempt to induce any employee of the Company to discontinue his or her employment with the Company for the purpose of becoming employed by any competitor of Company, nor will Employee initiate discussions, negotiations or contacts with persons known by Employee to be a competitor of the Company at the time of Employee’s termination of employment for the purpose of competing with the  Company.  Notwithstanding anything to the contrary contained in the Agreement, the provisions of this Section 5.2 will not be applicable in the event of any Termination Other Than for Cause with respect to Employee.

6.	Gross Up for Tax Treatment

The Company understands that on account of the operation of any of the provisions of this Agreement, the payments to be made to Employee and the acceleration of option vesting are deemed to be “golden parachute payments” under the Internal Revenue Code of 1984, as amended.  Employees understands and agrees that, where applicable, Employee is obligated to pay an excise tax associated with such golden parachute payments, that the Company shall reimburse the Employee in full for both (i) the amount of any such excise tax owed upon such golden parachute payments and (ii) any excise or ordinary income taxes owed in connection with the payment of the amount described in the preceding clause (i) (such payments being referred to as the “gross up amounts”).

7.	Miscellaneous

7.1  Directorship. During the term of this Agreement, the Employee will serve as the Chairman of the Board of the Company unless the directorship is terminated by the Board of the Company or the Employee resigns as a director or by any other method permitted under Nevada State Law and the Bylaws of the Company.

7.2  Indemnification.  The Company agrees that it will indemnify and hold the Employee harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of the fact of the Employee’s employment hereunder, whether as an officer, employee, agent, fiduciary, director or other official of the Company, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from conduct which is determined by a court of competent jurisdiction to  be knowingly fraudulent or deliberately dishonest or to constitute some other type of willful misconduct.

7.3  Waiver.  The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

7.4  Modification. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

7.5  Notice.  All notices and other communications shall be delivered in writing to the address below by (i) personal delivery, (ii) overnight courier service, (iii) facsimile transmission, or (iv) registered, certified or express mail, return receipt requested, postage prepaid and shall be deemed given and received as of delivery in person or overnight courier, on the first business day after the date of delivery shown on any such facsimile transmission, or upon the date of actual receipt where registered, certified or express mail is used, as the case may be:

If to the Company:         Freedom Petroleum, Inc.
650 Poydras St.
Office 15, Suite 1400
New Orleans, LA  70130
Facsimile: (504) 299-3411

If to Employee:

7.6  Headings.  The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

7.7  Governing Law. Arbitration.  This Agreement is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and wholly to be performed within the State of New York by New York residents.  Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement (except for any controversy or claim with respect to Section 5, which may be submitted, at the option of the Company, to any court of competent jurisdiction located within New York, New York) is to be settled by arbitration in New York, NY in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.  There must be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen.  Each party will pay the fees of the arbitrator he or she selects and his or her own attorneys, and the expenses of his or her witnesses and all other expenses connected with presenting his or her case.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, will be borne equally by the parties.

7.8  Successors and Assigns.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Company may assign any of its rights and obligations under this Agreement.  No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

7.9  Survival.  The provisions of this Agreement containing express survival clauses as well as the provisions of this Agreement which are intended to apply, operate or have effect after the expiration or termination of the term of this Agreement, or at a time when the term of this Agreement may have expired or terminated, shall survive the expiration or termination of the term of this Agreement for any reason.

7.10  Severability.  All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable under any applicable law. If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be adjusted, rather than voided, to achieve the intent of the parties under this Agreement.  If any provision of this Agreement or any application thereof shall be held invalid or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

7.11  Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together constitute one and the same Agreement.

7.12  Entire Agreement.  Except as otherwise provided in the Agreement, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses,  reimbursements, or other payments to Employee from Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE	FREEDOM PETROLEUM, INC.
_______________________________	By:______________________________
Name: Anton Lin	Anton Lin
Chief Executive Officer